Exhibit 10.1

Preferred Pricing Agreement for D&B Risk Management Solutions (11-06c)
This Preferred Pricing Agreement for D&B Risk Management Solutions (“PPA”) is subject to the PPA Terms and Conditions set forth below in addition to the existing D&B Master Agreement between Customer and D&B effective June 17, 2002. Upon acceptance of this PPA by both parties, this PPA shall constitute an “Order” under the existing Master Agreement. If the “New” box is checked, this Order is not valid until a D&B Master Agreement has been executed between the parties. If the “Existing” box is checked, such D&B Master Agreement means the existing D&B Master Agreement between the parties. Notwithstanding anything to the contrary contained in the D&B Master Agreement, this Order constitutes Customer’s binding commitment for the term of this Order.

Effective Date: 03/19/2007	Initial Term: 1 Year	Schedule of Affiliates:	Customer:
		Yes - See Attached	☐ New ☑ Existing
Governing MA DUNS # : 122683253	Subscriber # : 004012511		☐ MDP Conversion
PPA Terms and Conditions
Customer shall have access to all products and services listed on attached Appendix A (“Included Services”) subject to the following:
1. The term of this Order is 1 year from the Effective Date (“Initial Term”). Each 12 month period beginning on the Effective Date is referred to herein as a “Contract Year”.
2. In consideration of Customer’s payment of the fee for each Contract Year as set forth below (“PPA Fee”), Customer shall be entitled to receive an unlimited amount of Included Services, subject to usage limits on selected products and services included within the Included Services (which limits are referred to as “Product Usage Limits”), determined by reference to the applicable pricing set forth below (subject to Customer’s band discount set forth below);
3. Any use of Included Services in excess of the applicable Product Usage Limits during a particular Contract Year shall be billed to Customer at the below referenced pricing, including applicable band discount;
4. The use of Included Services under this Agreement applies to Customer as it exists today, and may be used only to support Customer’s U.S. business, and may be used by Customer’s U.S. divisions and wholly owned subsidiaries that are identified on a “Schedule of Affiliates “ attached hereto and executed by the parties and that are not currently eligible to receive Included Services under an existing agreement with D&B (“Included Entities”) to support their respective U.S. businesses, provided Customer is liable for such Included Entities’ compliance with this Order and Master Agreement. Any change to Customer via merger or acquisition (including the acquisition of a portfolio), shall require a written addendum between D&B and Customer to reflect such change, which addendum shall include the applicable revised PPA Fee schedule. Future acquisitions by Customer of, or future acquisitions of Customer by, companies with a D&B credit information contract (“Acquired/Acquiring Companies”) shall not be included in this Order. Acquired/Acquiring Companies shall continue to receive D&B services pursuant to the terms and conditions of the respective D&B credit information contract (“Credit Contract”) and shall not be included as an Included Entity under this Order, until the expiration of such Credit Contract and the execution of an addendum to this Order as referenced above.
5. Any use of Included Services by Customer’s affiliates other than Included Entities shall be the subject of a separate, mutually agreed amendment to this Order; and Customer’s use of D&B products and services other than Included Services, if any, shall be the subject of separate Orders executed by the parties, each of which shall be subject to, and incorporate by reference therein, the terms of the Master Agreement.

PPA Fee	Band Discount: Band 7	Product Usage Limits (per Contract Year)
Contract Year 1: 1,034,522
Contract Year 2:	Applicable Pricing: D&B’s published pricing for 2007	☑ International Reports 15 % of PPA Fee
Contract Year 3:
Annual Service Fee: 599

1. In the event the parties agree to renew this Order under this PPA, the PPA Fee for any Contract Year following Contract Year 1 shall include 50% of the amount, if any, by which Customer’s usage in the previous Contract Year exceeded three (3) times the PPA Fee for the previous Contract Year.
2. Customer’s actual usage for a particular Contract Year and the PPA Fee for the subsequent Contract Year shall be determined by D&B by reference to the above referenced pricing, including applicable band discount and communicated to Customer within thirty (30) days after the end of the applicable Contract Year.
3. PPA Fees include the Annual Service Fee, and are non-refundable, and unused amounts may not be carried over to subsequent Contract Years.
4. In the event Customer does not renew this Order prior to or on the expiration date, Customer may continue to receive Services, provided that Customer will pay D&B’s then current published pricing (subject to Customer’s discount associated with the prior Contract Year PPA Fee set forth herein) for such Included Services for the sixty day period following the expiration date.
Payment Terms: Due upon Receipt of Invoice
Invoice Options: ☑ Annual Eff. Date      ☐ Annual Eff. Date 30/60       ☐ Other Blank

AGREED TO BY:
DUN & BRADSTREET, INC.	CUSTOMER
Approved:	Company Name: Advanta Bank Corp.
Authorized Signature: /s/ Thomas M. Wickersham	Authorized Signature: David W. Griffith
Name (Please Print): Thomas M. Wickersham	Name (Please Print): David W. Griffith
Title: RVP Strategic Acct	Title: SVP Credit and Marketing Analysis
Date: 3/22/07	Date: March 22, 2007
CUSTOMER BILL TO ADDRESS:

Company Name: Advanta Bank Corp.
Address: Welsh & McKean Roads
City: Spring House	State: PA	Zip: 19477
Attention: Dave Griffith
Telephone #: (215) 444-5153		Fax #:
D&B D-U-N-S #: 122683253	E-Mail: dgriffith@advanta.com	Purchase Order#:
SUBSCRIBER #: 004-012511
CUSTOMER SHIPPING INFORMATION:

Company Name: same as above
Address*:
City:	State:	Zip:
Attention:
RM Name: Ron Needham	RM #: 101818	Center #: 3126
RM Telephone #: (717) 413-4332	Ext:	E-Mail: needhamr@dnb.com
RM Fax:

* Attach usage address, if different (Attach Schedule of Affiliates for participating points.)

Dun & Bradstreet, Inc. (“D&B”) and the customer named on the attached Order (“Customer”) agree that D&B shall make available to Customer business information services (“Services”), which may include information (“Information”); computer programs or applications (including those accessed remotely), documentation and media (collectively, “Software”); and other services, subject to this Master Agreement (“Agreement”). The Services subject to this Agreement are identified in Orders entered into from time to time by D&B and Customer. No obligation to furnish or to pay for a particular Service arises under this Agreement until D&B accepts an order and any attachments thereto placed by Customer. All accepted orders and their attachments (collectively, the “Order(s)”) for Services are subject to this Agreement, and the terms of such Orders are incorporated by reference in this Agreement. Subject to paragraph 10.2, this Agreement continues in force even though no Order may then be outstanding. The Services will also be made available to Customer’s U.S. parent and to U.S. companies that are subsidiaries, divisions or affiliates, wholly-owned or controlled by Customer and that are identified on a “Schedule of Locations of Service & Customer-Related Companies” schedule attached to such Order and signed by the parties.
1. Licenses
1.1 D&B grants to Customer a non-exclusive, non-transferable license (“License”) to use and display the Information and Software (in object code format only) constituting each D&B product specified in an Order, subject to the limitations contained in this Agreement and such Order. D&B retains all ownership rights (including copyrights and other intellectual property rights) in the Services, in any form, and Customer obtains only such rights as are explicitly granted in this Agreement and such Order. The Services will include a custom model developed by D&B through the use of D&B and Customer information. To the extent such model is customized for Customer, the customized model shall be owned by Customer; provided that (i) Customer grants D&B a license to use such model in connection with its provision of Services to Customer hereunder, (ii) Customer’s ownership of the customized model does not (x) include ownership of any D&B information, techniques, processes, methods, expertise, or other intellectual property included therein (which collectively remain D&B intellectual property) or (y) affect D&B’s ability or rights with respect to the use of such D&B information, techniques, processes, methods, expertise, or other intellectual property for the purpose of developing custom models for other customers for any purpose, and (iii) Customer shall not license, sell, distribute or otherwise make available such custom model to any third party, other than those third parties to which Customer may make Information or Software available pursuant to the first sentence of paragraph 2.2.
1.2 Each License and Order is for a term, beginning on the date of the Order, of 12 months, unless another term is specified in the Order. D&B may extend the term for an additional period, in its discretion, while the parties are engaged in renewal discussions. Any such extension shall be subject to this Agreement. Each License or Order may be renewed as set forth in the Order and by mutual written agreement and payment of renewal fees and applicable product and service fees (the initial term and any renewal period for an Order or License constitute “the Term” for such Order or License).
1.3 Software “Updates” (i.e., minor enhancements, additions, and substitutions to Software, including corrections and bug fixes) are provided at no additional fee, if available. “Upgrades” (i.e., modifications, additions or substitutions that result in a substantial change, improvement or addition to Software), if available, are provided for an additional fee, if applicable. The determination of whether a matter involves an Update or an Upgrade is within the sole discretion of D&B. All Updates and Upgrades obtained by Customer are subject to this Agreement.
1.4 Telephone and email based software support is available during the Term of an Order for the currently licensed Software versions, and only if Customer has installed all Updates received.
2. Restrictions on Use
2.1 Information and Software are licensed for Customer’s internal use only and (i) only at the points of service specified in the Order; (ii) only for the frequency of use or total number of users set forth in the Order; and (iii) subject to any other restrictions set forth in the Order.
2.2 Customer will not provide Information or Software to others, whether directly in any media or indirectly through incorporation in a database, marketing list, report or otherwise, or use or permit the use of Information to generate any statistical or other information that is or will be provided to third parties (including as the basis for providing recommendations to others); use or permit the use of Information to prepare any comparison to other information databases that is or will be provided to third parties; or voluntarily produce Information in legal proceedings; except that Customer may provide Information or Software to Representatives as defined below, in response to regulatory requests, or as otherwise required by law. Customer shall: (i) maintain the Information in strict confidence, including by restricting disclosure of the Information solely to those of its employees, consultants, agents and advisors (collectively, “Representatives”) with a need to know and not allowing it to be disclosed, through negligence or otherwise, to third parties, (ii) advise Representatives who receive the Confidential Information of their obligations hereunder and assume full responsibility for any breach by them of such obligations, (iii) use the Confidential Information only in furtherance of the business relationship described in Paragraph 1 above, and (iv) take all steps to ensure that no unauthorized persons have access to Confidential Information and that all persons having access to Confidential Information refrain from any unauthorized disclosure.
2.3 Customer will not attempt to access, use, modify, copy, reverse engineer, or otherwise derive the source code of Software.
2.4 Upon reasonable notice and during regular business hours, Customer will permit D&B to inspect the locations at, or computer systems on which, Information and Software are used, stored or transmitted so that D&B can verify Customer’s compliance with this Agreement.
2.5 Customer will be responsible for any direct damages or lost profits incurred by D&B as a result of Customer’s breach of this paragraph 2.
3. Copying
3.1 Customer will not copy, download, upload or in any other way reproduce Information or Software except for (i) creating a reasonable number of copies of Information in any format for internal use only in accordance with this Agreement and not for general internal distribution; and (ii) making one copy of Information and of Software for internal archival purposes.
4. D-U-N-S Numbers
4.1 D-U-N-S Numbers are proprietary to and controlled by D&B. D&B grants Customer a non-exclusive, perpetual, limited license to use D-U-N-S Numbers solely for identification purposes and only for Customer’s internal business use. Where practicable, Customer will refer to the number as a “D-U-N-S Number” and state that D-U-N-S is a registered trademark of D&B.
5. Third Party Services
5.1 Customer may engage a third party to process or host Information (the “Processor”) provided that the Processor and D&B enter into a D&B Processor’s Agreement before any Information or Software is provided to the Processor.
5.2 Third parties that provide Information to D&B for use in providing the Services are intended third party beneficiaries of paragraphs 8 and 11.
6. Payment
6.1 Customer will pay D&B in accordance with the Order. Prices and product descriptions are those set forth in the Order, or, if not included in the Order, in the applicable pricing and product policies made available to Customer in hard copy or on any D&B Internet site, which policies are incorporated herein. A late payment charge of the lesser of 1 1/2% per month or the highest lawful rate may be applied to any outstanding balances until paid.
6.2 Customer will pay any applicable taxes relating to this Agreement, other than taxes based on D&B income and franchise — related taxes.
6.3 For certain Orders for a committed volume or usage represented by an upfront payment by Customer, Customer may be entitled to “carry over” portions of unused volume or usage upon renewal. In addition, if Customer’s usage exceeds the committed amount, such excess usage shall be billed at a specified “overrun” rate. Such carryover and/or overrun rate, if applicable, will be determined in accordance with the Order, or, if not included in the Order, in the applicable pricing and product policies made available to Customer in hard copy or on any D&B Internet site.

6.4 If Customer’s pricing with respect to a particular Order is based on Customer’s expected volume or usage as indicated on such Order and Customer does not meet such volume or usage levels, Customer will pay D&B a “true-up amount” based on the pricing applicable to the volume or usage actually utilized by Customer.
7. Compliance with Law
7.1 Customer will not use Information as a factor in establishing an individual’s eligibility for (i) credit or insurance to be used primarily for personal, family, or household purposes, or (ii) employment. In addition, Customer will not use any Service to engage in any unfair or deceptive practices and will use the Services only in compliance with applicable state, local, federal or foreign laws or regulations, including laws and regulations regarding telemarketing, customer solicitation (including fax and/or e-mail solicitation), data protection and privacy.
8. Disclaimers
8.1 Though D&B uses extensive procedures to keep its database current and to maintain accurate data, Customer acknowledges that the Information will contain a degree of error and that Customer is responsible for determining that the Information is sufficiently accurate for Customer’s purposes. If the Information is not sufficiently accurate for Customer’s purposes, then Customer must so notify D&B, in writing, within 15 days after receipt of such Information. D&B will, at its option, either correct the inaccuracy at D&B’s expense or refund any amounts paid relating to the unusable Information.
8.2 ALL SERVICES ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS. OTHER THAN AS EXPLICITLY STATED IN THIS AGREEMENT, D&B DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF ACCURACY, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. D&B DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE AND DISCLAIMS ANY WARRANTY OR REPRESENTATION REGARDING AVAILABILITY OF A SERVICE, SERVICE LEVELS OR PERFORMANCE. D&B WILL NOT BE LIABLE FOR ANY LOSS OR INJURY ARISING OUT OF, IN WHOLE OR IN PART, D&B’S CONDUCT IN PROCURING, COMPILING, COLLECTING, INTERPRETING, REPORTING OR DELIVERING SERVICES.
9. Copyrights and Other Proprietary Rights
9.1 Customer acknowledges that Information and Software are proprietary works of D&B and comprise: (i) works of original authorship, including compiled Information containing D&B’s selection, arrangement and coordination and expression of such Information or pre-existing material it has created, gathered or assembled; (ii) trade secret and other confidential information, including information that derives value or potential value from not being readily known or available; and (iii) information that has been created, developed and maintained by D&B at great expense, such that misappropriation or unauthorized use by others for commercial gain would unfairly and/or irreparably harm D&B or reduce D&B’s incentive to create, develop and maintain such information. Customer will not knowingly commit or permit any act or omission that would contest or impair D&B’s proprietary and intellectual property rights in Information and Software or that would cause the Information or Software to infringe the proprietary or intellectual property rights of a third party. Customer will reproduce D&B’s copyright and proprietary rights legend on all copies of Information and Software which are so marked when received. Customer will be responsible for any direct damages or lost profits incurred by D&B as a result of Customer’s breach of this paragraph 9.1.
9.2 Customer and D&B will not (i) use any trademark, service mark or trade name of each other or any of their affiliated companies, except that D&B and its affiliates may include Customer’s trade names in the data base of business information included within the Services it offers to Customer and others or otherwise as permitted by law, or (ii) publish any press releases regarding this Agreement or any Order.
9.3 D&B will treat all information that Customer designates in writing to be proprietary in the same manner as D&B treats its own proprietary information. D&B agrees not to use such identified proprietary information except for the purposes of performing its obligations to Customer and for internal analytical purposes (i.e., analyzing such data to improve D&B’s products and services). Such proprietary information shall not include information that (i) is or becomes a part of the public domain through no act or omission of D&B; (ii) was in D&B’s lawful possession prior to Customer’s disclosure to D&B; (iii) is lawfully disclosed to D&B by a third-party with the right to disclose such information and without restriction on such disclosure; or (iv) is independently developed by D&B without use of or reference to the proprietary information.
9.4 D&B represents and warrants to Customer that, to D&B’s knowledge, the Software and Information, when used in accordance with this Agreement, do not violate any existing U.S. copyrights, patents, trademarks, or other intellectual property rights of any third party. The foregoing warranty does not apply to the extent Customer modifies the Software or Information in any way or combines the Software or Information with material from third parties.
10. Termination
10.1 In the event of material breach (including, without limitation, an assignment in violation of paragraph 13.2 hereof) by Customer or D&B, the non-breaching party may immediately terminate this Agreement or particular Orders without prior notice. In addition, D&B may terminate this Agreement or particular Orders upon 30 days’ prior written notice; provided that if D&B terminates this Agreement or particular Orders other than for cause, D&B will refund to Customer the unused balance of any amounts paid under the relevant Orders. If Customer terminates this Agreement or particular Orders due to a material breach by D&B pursuant to this section, D&B will refund to Customer the unused balance of any amounts paid under the relevant Orders so long as such material breach is proved in any judicial proceeding.
10.2 If Customer has no Orders in effect during a period of six consecutive months, then D&B may terminate this Agreement at the end of such six-month period by sending written notice to Customer.
10.3 The provisions set forth in paragraphs 2, 3, 4, 6, 7, 8, 9, 10.3, 10.4, 10.5, 11 and 12 will survive the termination of this Agreement.
10.4 If, without D&B’s written permission, Customer continues after termination to obtain Services covered by a terminated Order or Agreement, Customer will be liable to D&B for the undiscounted fees for such Services in effect on the date of such termination.
10.5 Upon termination of a Term with respect to particular Information or Software, or upon receipt of Software or Information that is intended to supersede previously obtained Software or Information, unless D&B instructs Customer otherwise, Customer will immediately delete or destroy all originals and copies (other than archival copies permitted by paragraph 3) of the Information or Software, and upon request, provide D&B with certification thereof.
10.6 Termination of this Agreement will result in a termination of all outstanding Orders.
11. Limitation of Liability
11.1 NEITHER D&B NOR CUSTOMER WILL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THIS AGREEMENT OR THE DELIVERY, USE, SUPPORT OR OPERATION OF THE SERVICES, EXCEPT AS OTHERWISE PROVIDED HEREIN.
11.2 D&B’s LIABILITY FOR A PARTICULAR CLAIM WILL NOT EXCEED THE AMOUNT PAID BY CUSTOMER TO D&B FOR THE PARTICULAR INFORMATION OR SOFTWARE UPON WHICH THE CLAIM IS BASED OR $20,000, WHICHEVER IS GREATER. ANY CLAIMS AGAINST D&B WILL BE BROUGHT, IN ACCORDANCE WITH THIS AGREEMENT, WITHIN 12 MONTHS OF DISCOVERY OF THE FIRST OCCURRENCE GIVING RISE TO SUCH CLAIMS, BUT IN NO CASE MORE THAN TWENTY-FOUR (24) MONTHS FROM THE FIRST OCCURRENCE, OR SUCH CLAIMS WILL BE FOREVER BARRED.
12. Choice of Law; Disputes
12.1 This Agreement is governed by and construed in accordance with the laws of the State of New Jersey, without regard to choice of law provisions. Any disputes arising out of this Agreement that cannot be resolved by the parties will be brought in state or federal court located in Newark, New Jersey.
12.2 Each party shall bear its own costs and expenses, including reasonable attorneys’ fees incurred in any action to enforce the obligations of the other party under this Agreement, however, Customer will reimburse D&B for all costs and expenses (including all reasonable attorneys’ fees and costs as well as all damages incurred) in D&B’s enforcement of the Customer-Related Companies compliance with this Agreement.
13. Miscellaneous
13.1 This Agreement, all Orders, addenda and schedules, and D&B’s published policies and procedures referred to herein and in effect from time to time, including those published on D&B’s web site, constitute the entire agreement between D&B and Customer regarding the Services. Unless an Order states otherwise, where there is a conflict between the terms of any addenda or schedules and this Agreement, the terms of the Agreement shall control with respect to the Services. Where there is a conflict between the terms of any Order and this Agreement, the terms of the Order shall control with respect to the Services set forth in such Order and solely to the extent of the conflict. Any amendments of or waivers relating to this Agreement or any Order must be in writing signed by both parties.
13.2 This Agreement binds and inures to the benefit of the parties and their successors and assigns, except that neither party will assign this Agreement without the prior written consent of the other party; however, either party may assign the Agreement (i) to an affiliate controlled by, controlling or under common control with that party; provided such affiliate is not a direct competitor of D&B, or (ii) in connection with a merger or consolidation (so long as the assignment is to the newly merged or consolidated entity) or the sale of substantially all of its assets (so long as the assignment is to the newly merged or consolidated entity). Notwithstanding the foregoing, with respect to an assignment pursuant to (ii) above, the non-assigning party may terminate this agreement upon thirty (30) days written notice if such party objects to the assignment.
14 Indemnification
     D&B shall defend or settle at its expense any claim, suit or proceeding arising from or alleging: (a) infringement of any existing U.S. copyrights, patents, trademarks, or other intellectual property rights of any third party (“Intellectual Property Right”) by Service or part thereof furnished under this Agreement; (b) property damage or personal injury, including death, directly caused by or personal injury, including death, directly caused by or sustained in connection with the performance of the Services or any activities of D&B in connection therewith; and (c) a breach of the warranties and representations made by D&B in this Agreement. D&B shall indemnify and hold Customer harmless from and pay any and all losses, costs and damages, including royalties and license fees, reasonable counsel fees attributable to such claim, suit or proceeding. Customer shall give D&B prompt notice of, and the parties shall cooperate in, the defense of any such claim, suit or proceeding, including appeals, negotiations and any settlement or compromise thereof, provided that the Customer shall approve the terms of any settlement or compromise.
If any Service or part thereof furnished under this Agreement, including without limitation Software, system design, equipment or Documentation, becomes or in the Customer’s or D&B’s reasonable opinion is likely to become, the subject of any claim, suit, or proceeding arising from or alleging infringement of, or in the event of any adjudication that such Service or part thereof infringes on, any Intellectual Property Right, D&B, at its own expense shall take the following actions in the listed order of preference: (i) secure for the Customer the right to continue using the Service or part thereof; or (ii) if efforts are unavailing, replace or modify the Service or part thereof to make it non-infringing; provided, however, that such modification or replacement shall not degrade the operation or performance of the Service